  Exhibit 2.3

FIRST AMENDMENT
TO
STOCK ACQUISITION AGREEMENT
_____________________

This FIRST AMENDMENT TO STOCK ACQUISITION AGREEMENT (this “Amendment”), effective as of October 9, 2020, is by and between TRANSWORLD ENTERPRISES, INC., a Delaware corporation (“Acquiror”) and Andrew Fox, in his capacity as the Transferors’ Representative (the “Transferors’ Representative”) under that certain Stock Acquisition Agreement dated as of September 25, 2020, by and among GoIP Global, Inc., Transworld Enterprises, Inc., GetCharged, Inc., the Transferors signatory thereto, and Andrew Fox, as the Transferors’ Representative (the “Acquisition Agreement”). Acquiror and Transferors’ Representative are sometimes referred to herein as a “Party” or, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Acquisition Agreement.

WHEREAS, the Parties are party to the Acquisition Agreement;

WHEREAS, the Parties desire to amend the Acquisition Agreement as set forth below; and

WHEREAS, Section 12.9 of the Acquisition Agreement provides that the Acquisition Agreement may not be amended, supplemented or otherwise modified except by an agreement in writing signed by the Acquiror and Transferors’ Representative.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties do hereby agree as follows:

ARTICLE I

AMENDMENT TO ACQUISITION AGREEMENT

Section 1.1              The first sentence of Section 2.4 of the Acquisition Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror and Parent Closing Deliverables. At the Closing or as soon as practicable thereafter, Acquiror (or Parent, in the case of clause (c) below) shall deliver the following:”

Section 1.2             Section 2.5 of the Acquisition Agreement is hereby amended and restated in its entirety to read as follows:

“2.5 Manner of Payment. The Purchase Price shall be paid to the Transferors as follows: Parent shall issue to each Transferor a stock certificate evidencing such Transferor’s Pro Rata Share of the number of Parent Shares equal to the Purchase Price minus the Holdback Shares (each, a “Closing Parent Share Certificate”) and deliver a Closing Parent Share Certificate to each Transferor at or as soon as practicable following the Closing. The Closing Parent Share Certificates shall be returned by the Transferors to Parent from time to time to reflect any cancellation and/or re-issue of Parent Shares pursuant to Section 10.6. The Parties agree that the aggregate number of Parent Shares equal to the Purchase Price shall be 60,000,000 Parent Shares.”

Section 1.3            Section 10.6(c) of the Acquisition Agreement is hereby amended and restated in its entirety to read as follows:

“(c)
For U.S. federal and applicable state and local income Tax purposes, to the extent permitted by applicable Law, Parent, Acquiror and the Transferors agree (A) to treat the cancellation and/or re-issuance of Parent Shares pursuant to Section 10.6(a) and Section 10.6(b) as an adjustment to the number of shares of common stock of Parent comprising the Parent Shares issued hereunder and that, for the avoidance of doubt, the cancellation of such Parent Shares relate back to the time of the issuance of such Parent Shares, and (B) to report the transactions contemplated by this Agreement consistently with the foregoing, including, without limitation, the filing of any Tax returns.”

Section 1.4 The definition of “Parent Shares” in Annex A of the Acquisition Agreement is hereby amended and restated in its entirety to read as follows:

““Parent Shares” shall mean shares of common stock of Parent, par value $0.0001 per share.”

Section 1.5  Exhibit A to the Acquisition Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto.

Section 1.6  The Parties further acknowledge and agree that the Parties are entering into that certain letter agreement attached hereto as Exhibit B, which letter agreement shall supplement, and in no way limit, the indemnification obligations set forth in the Acquisition Agreement.

ARTICLE II

MISCELLANEOUS

Section 2.1     No Further Amendment. Except as expressly amended hereby, the Acquisition Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Acquisition Agreement or any of the documents referred to therein. The provisions of Article 12 of the Acquisition Agreement shall apply to this Amendment mutatis mutandis.

Section 2.2     Effect of Amendment. This Amendment shall form a part of the Acquisition Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Acquisition Agreement shall be deemed a reference to the Acquisition Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each Party hereto as of the date first above written.

ACQUIROR: TRANSWORLD ENTERPRISES, INC. By: Name: Title: Date: October 12, 2020	TRANSFERORS’ REPRESENTATIVE: ANDREW FOX Date: October 12, 2020

[Signature Page to First Amendment to Stock Acquisition Agreement]

Exhibit A

See attached.

Exhibit B

See attached.